Exhibit 99.1

RELEASE 8:00 AM – April 29, 2015

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $5.9 MILLION

Paramus, New Jersey, April 29, 2015 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $5.9 million for the quarter ended March 31, 2015 as compared to net income of $42.5 million for the quarter ended March 31, 2014. Diluted earnings per share amounted to $0.01 for the quarter ended March 31, 2015 as compared to diluted earnings per share of $0.09 for the quarter ended March 31, 2014.

The Company’s Board of Directors (the “Board”) did not declare a dividend for the first quarter of 2015. The Board made this decision after considering the level of earnings for the first quarter, the importance of paying dividends out of current earnings and the regulatory evaluation of any dividend request. The Company is required to seek regulatory approval prior to declaring a dividend.

Net income for the quarter reflects the continued decrease in the Company’s net interest margin that is the result of our elevated level of low-yielding short-term liquid assets combined with our high-cost borrowings. Over the last several quarters, we have managed our balance sheet on a dual-track strategy which includes the implementation of our strategic plan initiatives and preparing for the completion of the merger (the “Merger”) with M&T Bank Corporation. The operational core of the strategic plan includes the expansion of our loan and deposit product offerings over time and the diversification of our revenue sources. The strategic plan also includes a balance sheet restructuring transaction that would significantly increase our net interest margin and net income by extinguishing approximately $12 billion of borrowings that have a weighted average cost of 4.59%. We would extinguish these borrowings primarily with the short-term liquid assets that are currently on our balance sheet as well as new borrowings with significantly lower rates. At March 31, 2015, short-term liquid assets, consisting of overnight funds and U.S. Treasury securities, amounted to $10.2 billion with a weighted average yield of 0.26%. While we expect that the restructuring transaction would result in a material charge to earnings, we believe that the restructuring would increase our net interest margin by as much as 180 basis points depending on the timing of the execution and the prevailing rates at that time. The delay in the execution of the balance sheet restructuring and our continuing to carry an excess liquidity position is primarily due to the delay in completing the Merger, though a variety of factors are involved in the decision regarding any such restructuring.

During 2014, we supplemented our earnings with gains on the sales of securities. This strategy was key to maintaining earnings despite a decreasing net interest margin as rates remained low and we continued to carry excess liquidity with very little appetite for reinvesting this liquidity into longer-term investments or fixed-rate residential mortgage loans. In addition, the market demand and prices provided a strong opportunity for us to sell these securities. However, in anticipation of the closing of the Merger, which was expected to close on May 1, 2015, we suspended the sale of securities during the first quarter. Unfortunately, the unexpected news in early April that there would be a further delay in completing the Merger came too late for us to resume the sale of securities before the end of the first quarter and, as a result, our net income was adversely affected. As we enter the second quarter, we expect to resume our strategy of supplementing our earnings with securities sales. To facilitate these securities sales, in the second quarter of 2015 we transferred our held-to-maturity securities to available-for-sale.

Denis J. Salamone, Chairman and Chief Executive Officer, commented, “This has certainly been a challenging quarter for us. The latest unexpected delay in the Merger contributed to the first quarter’s weak earnings. We believe future earnings can be improved significantly in the short-term by a balance sheet restructuring and in the longer-term by execution of the other strategic initiatives. However, both of these actions are complicated by the pendency of the Merger.”

Mr. Salamone continued, “We firmly believe that the M&T transaction remains financially attractive to Hudson City’s shareholders, and that continuing to pursue completion is in the best interest of Hudson City and the communities we serve. As a result, we remain committed to the Merger. Assuming market conditions remain stable, we anticipate additional margin compression during the pendency of the Merger, but securities gains that are more in-line with those of the fourth quarter of 2014.”

Mr. Salamone concluded, “On a final note, we are very pleased that during the first quarter the Office of the Comptroller of the Currency (“OCC”) terminated the memorandum of understanding (“MOU”) entered into with the Bank on March 30, 2012. In the course of satisfying the terms of the MOU, the Bank, among other things, developed an enterprise risk management department as part of a “three lines of defense” organizational structure and implemented enhanced risk management policies, procedures and systems. We believe these accomplishments, along with our strong ethical corporate culture, provide Hudson City with the necessary governance structure and risk management framework to meet the challenges facing all financial institutions in this current environment. I am particularly proud of the efforts of our employees to complete the work necessary to satisfy the requirements of the MOU during the pendency of the Merger.”

Financial highlights for the first quarter of 2015 are as follows:

•	The Bank’s Tier 1 leverage capital ratio was 11.83% at March 31, 2015. The Bank’s Tier 1 risk-based capital ratio and Common Equity Tier 1 risk-based capital ratio were both 30.00% at March 31, 2015. Effective January 1, 2015, the Company also became subject to consolidated capital requirements. At March 31, 2015, the Company’s Tier 1 leverage capital ratio was 12.79% and the Company’s Tier 1 risk-based capital ratio and Common Equity Tier 1 risk-based capital ratio were both 32.49%. The risk-based capital ratios at March 31, 2015 are based on the risk-weighting of assets calculated in accordance with the provisions of BASEL III and the Dodd-Frank Act.

•	Our interest rate spread and net interest margin were 0.53% and 0.85%, respectively, for the first quarter of 2015 as compared to 1.12% and 1.41%, respectively, for the first quarter of 2014. For the linked fourth quarter of 2014, our interest rate spread and net interest margin were 0.70% and 1.01%, respectively.

•	Non-performing loans decreased $7.4 million to $844.6 million at March 31, 2015 as compared to $852.0 million at December 31, 2014. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $72.5 million to $335.1 million at March 31, 2015 from $407.6 million at December 31, 2014.

•	Net charge-offs amounted to $4.8 million for the first quarter of 2015 as compared to $10.4 million for the first quarter of 2014. The ratio of net charge-offs to average loans decreased to 0.09% for the quarter ended March 31, 2015 as compared to 0.18% for the quarter ended March 31, 2014.

•	Gains on the sales of mortgage-backed securities amounted to $7.3 million for the quarter ended March 31, 2015 as compared to $15.9 million for the quarter ended March 31, 2014 and $45.9 million for the linked fourth quarter of 2014.

•	FDIC expense decreased $3.0 million to $10.9 million for the quarter ended March 31, 2015 as compared to $13.9 million for the quarter ended March 31, 2014.

•	Federal funds sold and other overnight deposits and U.S. Treasury securities amounted to $6.06 billion and $4.10 billion, respectively, which represent 28% of total assets as of March 31, 2015.

•	Total deposits decreased $467.5 million, or 2.4%, to $18.91 billion at March 31, 2015 from $19.38 billion at December 31, 2014 due to our decision to maintain lower deposit rates. This allowed us to manage deposit levels at a time when there are limited investment opportunities with attractive yields to reinvest the funds received from payment activity on mortgage-related assets as we continue to manage our excess liquidity.

Statement of Financial Condition Summary

Total assets decreased $439.8 million, or 1.2%, to $36.13 billion at March 31, 2015 from $36.57 billion at December 31, 2014. The decrease in total assets reflected a $758.4 million decrease in net loans, a $399.1 million decrease in total mortgage-backed securities and a $113.0 million decrease in cash and cash equivalents, partially offset by an $807.8 million increase in investment securities.

Total cash and cash equivalents decreased $113.0 million to $6.17 billion at March 31, 2015 as compared to $6.29 billion at December 31, 2014. The high level of cash and cash equivalents is primarily due to repayments on mortgage-related assets and our limited appetite for reinvesting these funds in low-yielding longer-term assets. We have maintained lower deposit rates to allow a reduction in our deposits to help manage deposit levels at a time when there are limited investment opportunities and to prepare for a balance sheet restructuring during 2015. We have used a portion of our excess cash inflows to fund these deposit reductions.

Net loans decreased to $20.67 billion at March 31, 2015 as compared to $21.43 billion at December 31, 2014 due primarily to a decrease in loan production. During the first quarter of 2015, our loan production (originations and purchases) amounted to $184.5 million as compared to $298.3 million for the fourth quarter of 2014. Loan production was offset by principal repayments of $910.4 million during the first quarter of 2015, as compared to principal repayments of $872.0 million for the fourth quarter of 2014. Beginning in the fourth quarter of 2014, the Bank began to purchase commercial real estate loans and commercial real estate loan participations, which is one of the initiatives in the Company’s Strategic Plan. During the first quarter of 2015, the Bank purchased $25 million of such loan participations as compared to $86.6 million for the fourth quarter of 2014, for an aggregate of $112 million.

The decline in loan production during the first quarter of 2015 as compared to the fourth quarter of 2014 reflects our limited appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low market interest rate environment.

Total mortgage-backed securities decreased $399.1 million to $3.84 billion at March 31, 2015 from $4.24 billion at December 31, 2014. The decrease was due primarily to securities sales of $218.6 million and repayments of $181.4 million of mortgage-backed securities during the first quarter of 2015. We sold mortgage-backed securities during 2014 and the first quarter of 2015 to take advantage of market demand and prices. The proceeds from the sales have been invested primarily in short-term liquid assets. While this further increases our levels of low-yielding liquid assets, we believe this positions our balance sheet for a potential balance sheet restructuring transaction.

Total investment securities increased $807.8 million to $4.46 billion at March 31, 2015 as compared to $3.65 billion at December 31, 2014. The increase was due primarily to purchases of $800.8 million of U.S. Treasury securities with an average life of 11 months which are used as collateral for our outstanding borrowings.

Total liabilities decreased $439.3 million, or 1.4%, to $31.35 billion at March 31, 2015 from $31.79 billion at December 31, 2014. The decrease in total liabilities reflected a decrease in total deposits while total borrowed funds remained unchanged.

Total shareholders’ equity was $4.78 billion at both March 31, 2015 and December 31, 2014. Cash dividends paid to common shareholders during the first quarter of 2015 amounted to $20.0 million partially offset by a change in accumulated other comprehensive loss of $8.5 million and net income of $5.9 million. At March 31, 2015, our consolidated shareholders’ equity to asset ratio was 13.23% and our tangible book value per share was $9.25.

Accumulated other comprehensive loss amounted to $41.9 million at March 31, 2015 and included a $67.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans partially offset by a $25.7 million after-tax net unrealized gain on securities available for sale ($43.4 million pre-tax). Accumulated other comprehensive loss amounted to $50.4 million at December 31, 2014 which included a $68.7 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans partially offset by a $18.3 million after-tax net unrealized gain on securities available for sale ($30.9 million pre-tax).

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic growth has moderated somewhat during the first quarter of 2015. The FOMC noted that labor market conditions have improved further with strong job gains and a lower unemployment rate. A range of labor market indicators suggests that underutilization of labor resources continues to diminish. Household spending is rising moderately and business fixed investment is advancing, while the recovery in the housing sector remains slow. The national unemployment rate decreased to 5.5% in March 2015 from 5.6% in December 2014 and from 6.6% in March 2014. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the first quarter of 2015.

The FOMC stated that it is maintaining its existing policy of reinvesting principal payments from its holdings of agency debt and agency mortgage-backed securities in agency mortgage-backed securities and of rolling over maturing Treasury securities at auction. The FOMC believes this policy of keeping holdings of longer-term securities at sizable levels should help maintain accommodative financial conditions.

Net interest income decreased to $75.6 million for the first quarter of 2015 as compared to $87.2 million for the linked fourth quarter of 2014 and $132.3 million for the first quarter of 2014 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and a continued increase in the average balance of short-term liquid assets, including U.S. Treasury securities and Federal funds sold and other overnight deposits. Our interest rate spread decreased to 0.53% for the first quarter of 2015 as compared to 0.70% for the linked fourth quarter of 2014 and 1.12% for the first quarter of 2014. Our net interest margin was 0.85% for the first quarter of 2015 as compared to 1.01% for the linked fourth quarter of 2014 and 1.41% for the first quarter of 2014.

Total interest and dividend income for the first quarter of 2015 decreased $61.6 million, or 19.7%, to $250.9 million from $312.5 million for the first quarter of 2014. The decrease in total interest and dividend income was due to a $1.98 billion decrease in the average balance of total interest-earning assets during the first quarter of 2015 to $35.52 billion from $37.50 billion for the first quarter of 2014 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets for the first quarter of 2015 as compared to the first quarter of 2014 was due primarily to repayments and sales of mortgage-related assets as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 2.83% for the first quarter of 2015 as compared to 3.33% for the first quarter of 2014. The decrease in the annualized weighted-average yield of interest-earning assets was due to continued low market interest rates earned on mortgage-related assets and a $3.55 billion increase in investment securities with an annualized weighted-average yield of 0.41% and an increase of $1.51 billion in the average balance of Federal funds sold and other overnight deposits with an average yield of 0.25% for the quarter ended March 31, 2015.

Interest on first mortgage loans decreased $35.8 million, or 14.1%, to $217.3 million for the first quarter of 2015 from $253.1 million for the first quarter of 2014. The decrease in interest on first mortgage loans was primarily due to a $2.66 billion decrease in the average balance of first mortgage loans to $20.88 billion for the first quarter of 2015 from $23.54 billion for the first quarter in 2014. The decrease in interest on first mortgage loans was also due to a 14 basis point decrease in the annualized weighted-average yield to 4.16% for the first quarter of 2015 from 4.30% for the first quarter of 2014.

The decrease in the average yield earned on first mortgage loans during the first quarter of 2015 was due primarily to repayments of higher-yielding loans coupled with lower yields on new loan originations. Consequently, the average yield on our loan portfolio continued to decline during the first quarter of 2015.

Interest on mortgage-backed securities decreased $28.6 million to $20.1 million for the first quarter of 2015 from $48.7 million for the first quarter of 2014. This decrease was due primarily to a $4.34 billion decrease in the average balance of mortgage-backed securities to $4.09 billion for the first quarter of 2015 from $8.43 billion for the first quarter of 2014.

The decrease in the average balance of mortgage-backed securities during the first quarter of 2015 was due to sales of mortgage-backed securities and principal repayments. During 2014, we sold $3.31 billion of mortgage-backed securities to realize gains that otherwise would have decreased as repayments reduced the outstanding principal balance on these securities. During the first quarter of 2015, we sold $218.6 million of mortgage-backed securities. The decrease in interest on mortgage-backed securities was also due to a decrease of 34 basis points in the annualized weighted-average yield of mortgage-backed securities to 1.97% for the first quarter of 2015 as compared to 2.31% for first quarter of 2014.

Interest on investment securities increased $2.6 million to $4.0 million for the first quarter of 2015 as compared to $1.4 million for the first quarter of 2014. This increase was due primarily to a $3.55 billion increase in the average balance of investment securities to $3.89 billion for the first quarter of 2015 from $344.4 million for the first quarter of 2014.

The increase in the average balance was due primarily to the purchase of $3.30 billion of U.S. Treasury securities in 2014. In addition, we purchased $800.8 million of U.S. Treasury securities during the first quarter of 2015. This increase was partially offset by a decrease in the annualized weighted-average yield to 0.41% for the first quarter of 2015 from 1.60% for the first quarter of 2014. The decrease in the annualized weighted-average yield earned on investment securities during this same period is due to the average yield earned on the U.S. Treasury securities which was 0.28%.

Interest on Federal funds sold and other overnight deposits amounted to $3.8 million for the first quarter of 2015 as compared to $2.9 million for the first quarter of 2014. The increase in interest income on Federal funds sold and other overnight deposits was due to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $6.14 billion for the first quarter of 2015 as compared to $4.63 billion for the first quarter of 2014. The increase in the average balance was due primarily to repayments and sales of mortgage-related assets and our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment. The yield earned on Federal funds sold and other overnight deposits was 0.25% for the first quarters of both 2015 and 2014.

Total interest expense for the quarter ended March 31, 2015 decreased $4.9 million, or 2.7%, to $175.3 million from $180.2 million for the quarter ended March 31, 2014. This decrease was primarily due to a $2.13 billion decrease in the average balance of total interest-bearing liabilities to $30.63 billion for the quarter ended March 31, 2015 from $32.76 billion for the quarter ended March 31, 2014. This was partially offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.30% for the quarter ended March 31, 2015 as compared to 2.21% for the quarter ended March 31, 2014. The decrease in the average balance of total interest-bearing liabilities was due entirely to a decrease in the average balance of total deposits.

The increase in the average cost of interest-bearing liabilities during the first quarter of 2015 was due to a decrease in the average balance of interest-bearing deposits, which have a lower weighted-average cost than our borrowed funds, the average balances of which remained unchanged. Interest-bearing deposits accounted for 60% of interest-bearing liabilities for the quarter ended March 31, 2015 as compared to 63% for the quarter ended March 31, 2014.

Interest expense on deposits decreased $5.1 million, or 12.6%, to $35.5 million for the first quarter of 2015 from $40.6 million for the first quarter of 2014. The decrease is primarily due to a $2.14 billion decrease in the average balance of interest-bearing deposits to $18.45 billion for the first quarter of 2015 from $20.59 billion for the first quarter of 2014. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 2 basis points to 0.78% for the first quarter of 2015 from 0.80% for the first quarter of 2014. The decrease in the average cost of deposits for the first quarter of 2015 reflected the low market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction.

Interest expense on borrowed funds amounted to $139.8 million for the first quarter of 2015 as compared to $139.6 million for the first quarter of 2014. The average cost of borrowed funds was 4.59% for both the quarters ended March 31, 2015 and 2014. The average balance of borrowings was unchanged for both comparative periods. There is one borrowing scheduled to mature in the fourth quarter of 2015 for $75.0 million with an average cost of 4.62%.

There was no provision for loan losses for the first quarters of both 2015 and 2014. No provision was needed due to improving home prices and economic conditions, a continued decrease in total delinquent loans and a continued decrease in the size of the loan portfolio.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $844.6 million at March 31, 2015 as compared to $852.0 million at December 31, 2014 and $1.03 billion at March 31, 2014. The ratio of non-performing loans to total loans was 4.06% at March 31, 2015 as compared to 3.95% at December 31, 2014 and 4.32% at March 31, 2014. Notwithstanding the decrease in non-performing loans, the ratio of non-performing loans to total loans increased during the first quarter of 2015 as total loans decreased. The foreclosure process and the time to complete a foreclosure continue to be prolonged, especially in New York and New Jersey where approximately 79.0% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $223.7 million at March 31, 2015 as compared to $278.5 million at December 31, 2014 and $276.0 million at March 31, 2014. Loans delinquent 60 to 89 days amounted to $111.4 million at March 31, 2015 as compared to $129.1 million at December 31, 2014 and $157.1 million at March 31, 2014.

The allowance for loan losses amounted to $230.5 million at March 31, 2015 as compared to $235.3 million at December 31, 2014 and $265.7 million at March 31, 2014. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.11% and 27.29%, respectively, at March 31, 2015, as compared to 1.09% and 27.62%, respectively, at December 31, 2014 and 1.12% and 25.88%, respectively, at March 31, 2014.

Net charge-offs amounted to $4.8 million for the first quarter of 2015 as compared to $10.4 million for the first quarter of 2014 and $6.9 million for the linked fourth quarter of 2014. The ratio of net charge-offs to average loans was 0.09% for the first quarter of 2015 as compared to 0.18% for the first quarter of 2014 and 0.13% for the linked fourth quarter of 2014.

Total non-interest income was $8.7 million for the first quarter of 2015 as compared to $47.5 million for the linked fourth quarter of 2014 and $17.8 million for the first quarter of 2014. Included in non-interest income for the first quarter of 2015 were $7.3 million in gains from the sale of $218.6 million of mortgage-backed securities. Gains on the sales of securities amounted to $45.9 million for the linked fourth quarter of 2014 and $15.9 million in the first quarter of 2014. Sales of securities in the first quarter of 2015 were significantly reduced as we planned for a targeted Merger closing. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest expense decreased $4.9 million to $74.8 million for the first quarter of 2015 as compared to $79.7 million for the first quarter of 2014. This decrease was due primarily to a $3.0 million decrease in the FDIC assessment and a $2.7 million decrease in other non-interest expense. These decreases were partially offset by an $820,000 increase in compensation and employee benefit costs.

Compensation and employee benefit costs increased $820,000, or 2.4%, to $34.4 million for the first quarter of 2015 as compared to $33.6 million for the same period in 2014. The increase in compensation and employee benefit costs is comprised of a $1.6 million increase in postretirement benefit costs partially offset by decreases in medical plan expenses of $440,000 and $224,000 in compensation expense. At March 31, 2015, we had 1,498 full-time equivalent employees as compared to 1,507 at December 31, 2014.

For the three months ended March 31, 2015, Federal deposit insurance expense decreased $3.0 million, or 21.6%, to $10.9 million compared to $13.9 for the same period in 2014. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Other non-interest expense decreased $2.7 million to $19.8 million for the quarter ended March 31, 2015 as compared to $22.5 million for the first quarter of 2014. This decrease was due primarily to a $3.0 million write-down in the receivable related to the Lehman Brothers, Inc. liquidation taken during the first quarter of 2014, partially offset by an increase of $501,000 in foreclosed real estate expenses.

Included in other non-interest expense were net gains of $348,000 resulting from foreclosed real estate transactions for the first quarter of 2015 as compared to a net gain of $78,000 for the same period in 2014. We sold 49 properties during the first quarter of 2015 as compared to 46 properties for the same period in 2014. Expenses associated with foreclosed real estate were $4.7 million and $4.2 million for the three months ended March 31, 2015 and 2014, respectively.

Our operating efficiency ratio was 87.97% for the 2015 first quarter as compared to 51.11% for the 2014 first quarter. The calculation of the operating efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.06% for the 2015 first quarter as compared to 0.44% for the 2014 first quarter. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2015 was 0.82% as compared to 0.83% for the first quarter of 2014.

Income tax expense amounted to $3.7 million for the first quarter of 2015 as compared to income tax expense of $27.9 million for the corresponding period in 2014. Our effective tax rate for the first quarter of 2015 was 38.71% compared with 39.58% for the first quarter of 2014.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and its Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31, 2015	December 31, 2014

(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$114,521	$122,484
Federal funds sold and other overnight deposits	6,058,095	6,163,082

Total cash and cash equivalents	6,172,616	6,285,566
Securities available for sale:
Mortgage-backed securities	2,631,582	2,963,304
Investment securities	4,418,802	3,611,045
Securities held to maturity:
Mortgage-backed securities	1,204,767	1,272,137
Investment securities	39,011	39,011

Total securities	8,294,162	7,885,497
Loans	20,805,256	21,564,974
Net deferred loan costs	95,665	99,155
Allowance for loan losses	(230,489)	(235,317)

Net loans	20,670,432	21,428,812
Federal Home Loan Bank of New York stock	320,753	320,753
Foreclosed real estate, net	89,829	79,952
Accrued interest receivable	28,916	31,665
Banking premises and equipment, net	54,506	56,633
Goodwill	152,109	152,109
Other assets	345,967	328,095

Total Assets	$36,129,290	$36,569,082

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$18,230,896	$18,711,444
Noninterest-bearing	678,125	665,100

Total deposits	18,909,021	19,376,544
Repurchase agreements	6,150,000	6,150,000
Federal Home Loan Bank of New York advances	6,025,000	6,025,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	264,378	236,128

Total liabilities	31,348,399	31,787,672

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,961,889 and 528,908,735 shares outstanding at March 31, 2015 and December 31, 2014	7,415	7,415
Additional paid-in capital	4,754,981	4,751,778
Retained earnings	1,947,410	1,961,531

Treasury stock, at cost; 212,504,666 and 212,557,820 shares at March 31, 2015 and December 31, 2014	(1,708,295)	(1,708,736)
Unallocated common stock held by the employee stock ownership plan	(178,702)	(180,204)
Accumulated other comprehensive loss, net of tax	(41,918)	(50,374)

Total shareholders’ equity	4,780,891	4,781,410
Total Liabilities and Shareholders’ Equity
	$36,129,290	$36,569,082

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended March 31,
(In thousands, except share and per share amounts)	2015	2014
Interest and Dividend Income:
First mortgage loans	$217,288	$253,139
Consumer and other loans	2,041	2,278
Mortgage-backed securities held to maturity	7,602	11,211
Mortgage-backed securities available for sale	12,534	37,490
Investment securities held to maturity	585	585
Investment securities available for sale	3,371	794
Dividends on Federal Home Loan Bank of New York stock	3,719	4,156
Federal funds sold	3,789	2,886

Total interest and dividend income	250,929	312,539

Interest Expense:
Deposits	35,539	40,638
Borrowed funds	139,762	139,565

Total interest expense	175,301	180,203

Net interest income	75,628	132,336
Provision for Loan Losses	—	—

Net interest income after provision for loan losses	75,628	132,336

Non-Interest Income:
Service charges and other income	1,393	1,815
Gain on securities transactions, net	7,347	15,943

Total non-interest income	8,740	17,758

Non-Interest Expense:
Compensation and employee benefits	34,431	33,611
Net occupancy expense	9,551	9,711
Federal deposit insurance assessment	10,946	13,924
Other expense	19,830	22,467

Total non-interest expense	74,758	79,713

Income before income tax expense	9,610	70,381
Income Tax Expense	3,720	27,860

Net income	$5,890	$42,521

Basic Earnings Per Share	$0.01	$0.09

Diluted Earnings Per Share	$0.01	$0.09

Weighted Average Number of Common Shares Outstanding:
Basic	500,085,913	498,409,428
Diluted	501,583,947	498,409,428

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended March 31,
	2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$20,881,708	$217,288	4.16%	$23,538,424	$253,139	4.30%
Consumer and other loans	191,180	2,041	4.27	212,098	2,278	4.30
Federal funds sold and other overnight deposits	6,139,986	3,789	0.25	4,629,158	2,886	0.25
Mortgage-backed securities at amortized cost	4,092,333	20,136	1.97	8,427,527	48,701	2.31
Federal Home Loan Bank stock	320,753	3,719	4.64	347,102	4,156	4.79
Investment securities, at amortized cost	3,894,283	3,956	0.41	344,351	1,379	1.60

Total interest-earning assets	35,520,243	250,929	2.83	37,498,660	312,539	3.33

Noninterest-earnings assets	829,947			917,835

Total Assets	$36,350,190			$38,416,495

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,062,250	393	0.15	$1,021,143	378	0.15
Interest-bearing transaction accounts	2,091,951	1,375	0.27	2,195,612	1,560	0.29
Money market accounts	4,068,400	1,991	0.20	5,054,582	2,473	0.20
Time deposits	11,230,845	31,780	1.15	12,314,050	36,227	1.19

Total interest-bearing deposits	18,453,446	35,539	0.78	20,585,387	40,638	0.80

Repurchase agreements	6,150,000	68,200	4.44	6,656,667	73,647	4.43
Federal Home Loan Bank of New York advances	6,025,000	71,562	4.75	5,518,333	65,918	4.78

Total borrowed funds	12,175,000	139,762	4.59	12,175,000	139,565	4.59

Total interest-bearing liabilities	30,628,446	175,301	2.30	32,760,387	180,203	2.21

Noninterest-bearing liabilities:
Noninterest-bearing deposits	662,728			651,298
Other noninterest-bearing liabilities	264,513			218,175

Total noninterest-bearing liabilities	927,241			869,473

Total liabilities	31,555,687			33,629,860
Shareholders’ equity	4,794,503			4,786,635

Total Liabilities and Shareholders’ Equity	$36,350,190			$38,416,495

Net interest income/net interest rate spread (2)		$75,628	0.53		$132,336	1.12

Net interest-earning assets/net interest margin (3)	$4,891,797		0.85%	$4,738,273		1.41%

Ratio of interest-earning assets to interest-bearing liabilities			1.16 x			1.14 x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

(Unaudited)

	At or for the Quarter Ended
	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
	(In thousands, except share data)
Operating Efficiency Ratio:
Net interest income	$75,628	$87,181	$104,938	$117,682	$132,336
Total non-interest income	8,740	47,505	23,938	21,184	17,758

Total operating income	$84,368	$134,686	$128,876	$138,866	$150,094

Total non-interest expense	$74,758	$70,163	$70,045	$73,108	$79,713
Less:
Merger-related costs	(543)	(671)	—	—	—
Valuation allowance related to
Lehman Brothers, Inc.	—	—	—	—	(3,000)

Total non-interest operating expense (1)	$74,215	$69,492	$70,045	$73,108	$76,713

Operating Efficiency ratio (2)	87.97%	51.60%	54.35%	52.65%	51.11%
Book Value Calculations:
Shareholders’ equity	$4,780,891	$4,781,410	$4,815,573	$4,812,892	$4,782,858
Goodwill and other intangible assets	(152,348)	(152,471)	(152,597)	(152,724)	(152,972)

Tangible shareholders’ equity (1)	$4,628,543	$4,628,939	$4,662,976	$4,660,168	$4,629,886

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(212,504,666)	(212,557,820)	(212,701,606)	(212,713,635)	(213,019,266)

Shares outstanding	528,961,889	528,908,735	528,764,949	528,752,920	528,447,289
Unallocated ESOP shares	(28,624,992)	(28,865,539)	(29,106,085)	(29,346,631)	(29,587,177)
Shares in trust	(22,759)	(433,141)	(431,384)	(429,657)	(427,916)

Book value shares	500,314,138	499,610,055	499,227,480	498,976,632	498,432,196

Book value per share	$9.56	$9.57	$9.65	$9.65	$9.60
Tangible book value per share	9.25	9.27	9.34	9.34	9.29

(1)	These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs and the valuation allowance related to Lehman Brothers, provides a better measure of our non-interest income and expenses.
(2)	Calculated by dividing total non-interest operating expense by total operating income.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Securities Portfolio at March 31, 2015:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
		(Dollars in thousands)
Held to Maturity (1):

Mortgage-backed securities:
FHLMC	$827,252	$881,829	$54,577
FNMA	255,831	274,196	18,365
FHLMC and FNMA CMO’s	69,678	74,066	4,388
GNMA	52,006	53,841	1,835

Total mortgage-backed securities	1,204,767	1,283,932	79,165

Investment securities:
U.S. agency debt	39,011	41,113	2,102

Total investment securities	39,011	41,113	2,102

Total held to maturity	$1,243,778	$1,325,045	$81,267

Available for sale:

Mortgage-backed securities:
FHLMC	$533,344	$544,875	$11,531
FNMA	1,453,658	1,467,486	13,828
GNMA	602,313	619,221	16,908

Total mortgage-backed securities	2,589,315	2,631,582	42,267
Investment securities:

U.S. Treasury and agency securities	4,400,577	4,401,315	738
Equity securities	17,077	17,487	410

Total investment securities	4,417,654	4,418,802	1,148

Total available for sale	$7,006,969	$7,050,384	$43,415

(1)	In the second quarter of 2015, all securities classified as held-to-maturity were transferred to available-for sale.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Loan Data at March 31, 2015:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
			(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$792,619	2,222	3.81%	$19,776,951	49,806	95.05%
FHA/VA	38,952	189	0.19%	642,102	3,407	3.09%
PMI	4,581	16	0.02%	72,225	260	0.35%
Construction	177	1	—	177	1	—
Commercial	2,015	5	0.01%	126,376	57	0.61%

Total mortgage loans	838,344	2,433	4.03%	20,617,831	53,531	99.10%

Home equity loans	4,491	52	0.02%	170,339	4,849	0.82%
Other loans	1,760	5	0.01%	17,086	1,807	0.08%

Total	$844,595	2,490	4.06%	$20,805,256	60,187	100.00%

Foreclosed real estate at March 31, 2015:

		Carrying	Number Under
	Number	Value	Contract of Sale
		(Dollars in thousands)
Foreclosed real estate	264	$89,829	50

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
	(Dollars in thousands, except per share data)
Net interest income	$75,628	$87,181	$104,938	$117,682	$132,336
Provision for loan losses	—	—	(3,500)	—	—
Non-interest income	8,740	47,505	23,938	21,184	17,758
Non-interest expense:
Compensation and employee benefits	34,431	30,645	32,669	32,405	33,611
Other non-interest expense	40,327	39,518	37,376	40,703	46,102

Total non-interest expense	74,758	70,163	70,045	73,108	79,713

Income before income tax expense	9,610	64,523	62,331	65,758	70,381
Income tax expense	3,720	25,387	25,205	26,576	27,860

Net income	$5,890	$39,136	$37,126	$39,182	$42,521

Total assets	$36,129,290	$36,569,082	$37,161,125	$37,700,645	$38,230,626
Loans, net	20,670,432	21,428,812	22,131,656	23,004,297	23,578,711
Mortgage-backed securities	3,836,349	4,235,441	6,228,575	7,297,690	8,190,893
Other securities	4,457,813	3,650,056	2,140,690	942,014	338,037
Deposits	18,909,021	19,376,544	19,973,147	20,513,835	21,065,582
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,780,891	4,781,410	4,815,573	4,812,892	4,782,858

Performance Data:
Return on average assets (1)	0.06%	0.42%	0.40%	0.41%	0.44%
Return on average equity (1)	0.49%	3.24%	3.06%	3.25%	3.55%
Net interest rate spread (1)	0.53%	0.70%	0.88%	1.00%	1.12%
Net interest margin (1)	0.85%	1.01%	1.18%	1.29%	1.41%
Non-interest expense to average assets (1) (4)	0.82%	0.76%	0.75%	0.77%	0.83%
Compensation and benefits to total revenue (5)	40.81%	22.75%	25.35%	23.34%	22.39%
Operating efficiency ratio (2)	87.97%	51.60%	54.35%	52.65%	51.11%
Dividend payout ratio	400.00%	50.00%	57.14%	50.00%	44.44%
Per Common Share Data:
Basic earnings per common share	$0.01	$0.08	$0.07	$0.08	$0.09
Diluted earnings per common share	$0.01	$0.08	$0.07	$0.08	$0.09
Book value per share (3)	$9.56	$9.57	$9.65	$9.65	$9.60
Tangible book value per share (3)	$9.25	$9.27	$9.34	$9.34	$9.29
Dividends per share	$0.04	$0.04	$0.04	$0.04	$0.04

Capital Ratios (6):
Bank:
Tier 1 leverage capital	11.83%	11.74%	11.48%	11.26%	11.03%
CET 1 risk-based capital	30.00%	N/A	N/A	N/A	N/A
Total risk-based capital	31.25%	28.75%	27.93%	26.91%	26.10%
Company:
Tier 1 leverage capital	12.79%	N/A	N/A	N/A	N/A
CET 1 risk-based capital	32.49%	N/A	N/A	N/A	N/A
Total risk-based capital	33.75%	N/A	N/A	N/A	N/A

Other Data:
Full-time equivalent employees	1,498	1,507	1,515	1,514	1,535
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$844,595	$852,013	$859,839	$1,008,253	$1,026,591
Number of non-performing loans	2,490	2,548	2,564	3,081	3,185
Total number of loans	60,187	61,784	63,308	65,291	66,492
Total non-performing assets	$934,424	$931,965	$938,353	$1,086,056	$1,105,182
Non-performing loans to total loans	4.06%	3.95%	3.86%	4.35%	4.32%
Non-performing assets to total assets	2.59%	2.55%	2.53%	2.88%	2.89%
Allowance for loan losses	$230,489	$235,317	$242,212	$255,011	$265,732
Allowance for loan losses to non-performing loans	27.29%	27.62%	28.17%	25.29%	25.88%
Allowance for loan losses to total loans	1.11%	1.09%	1.09%	1.10%	1.12%
Provision for loan losses	$—	$—	$(3,500)	$—	$—
Net charge-offs	$4,828	$6,895	$9,298	$10,722	$10,365
Ratio of net charge-offs to average loans (1)	0.09%	0.13%	0.17%	0.18%	0.18%
Net gains on foreclosed real estate	$348	$484	$2,023	$592	$78

(1)	Ratios are annualized.
(2)	The calculation of our Operating Efficiency Ratio is located in a schedule included in this press release.
(3)	The calculations of book value per share and tangible book value per share are located in a schedule included in this press release.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.
(6)	The regulatory capital ratios presented as of March 31, 2015 represent calculations under the BASEL III guidelines, which became effective for the Company and the Bank on January 1, 2015, and the Dodd-Frank Act. The regulatory capital ratios presented for the quarters prior to March 31, 2015 were calculated under rules effective at that time. Prior to 2015, Hudson City Bancorp was not subject to regulatory capital requirements.